Exhibit 10.3

BURKE & HERBERT BANK & TRUST COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN FOR EMPLOYEES & DIRECTORS
Amended & Restated Effective as of January 1, 2021

INTRODUCTION
The Compensation Committee of the Board of Directors of Burke & Herbert Bank & Trust Company (the "Company") has adopted this Nonqualified Deferred Compensation Plan for Employees & Directors, as amended and restated effective as of January 1, 2021 (the "Plan"), in order to provide certain benefits to a select group of officers, employees and directors of the Company who contribute materially to the growth, development, and future business success of the Company.
This Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a "select group of management or highly compensated employees", as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall be administered and construed in a manner that is consistent with that intent. As such, the Plan is intended to be exempt from the participation, vesting, and funding requirements of Parts 2 and 3 of Title I of ERISA, and shall be subject only to the limited reporting and disclosure requirements under Part 1 of Title I of ERISA applicable to such plans.
Any benefit, payment or other right provided by this Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations thereunder to avoid a plan failure described in Code Section 409A(a)(l), including without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, this Plan shall be so construed and interpreted.
It is specifically intended that all elections, consents and modifications thereto under this Plan will comply with the requirements of Section 409A. The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Section 409A and to declare any election, consent or modification thereto void if non-compliant with Section 409A. The Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

ARTICLE I
DEFINITIONS
Whenever used in the Plan, the following terms shall have the meaning set forth below unless otherwise expressly provided:
1.01    Accounts: Accounts means the notional accounts established and maintained for each Participant in accordance with Article III hereof, which in the aggregate represent the unfunded and unsecured obligations of the Company under the Plan that are recorded on the books and records of the Company. For each Participant, such Accounts may include the following (i) a Compensation Reduction Account (credited with Compensation Reduction Contributions and earnings thereon); and (ii) Company Discretionary Contributions Accounts (and earnings thereon), which may be separated into one or more sub-accounts, depending on the type of Company Discretionary Contributions and the vesting rights that apply to such Contributions, as described on Exhibit A, as the same may be amended from time to time. Such Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or to the Participant's Beneficiary, under the terms of the Plan.
1.02    Beneficiary: Beneficiary means the person, persons, entity, entities or the estate of a deceased Participant entitled to receive benefits under this Plan in accordance with a properly completed Beneficiary Designation Form. If a Participant fails to complete a Beneficiary Designation Form, or if such form is incomplete, Beneficiary means the Participant's estate. A Participant may amend or change his or her Beneficiary designation at any time by completing a new Beneficiary Designation Form.
1.03    Beneficiary Designation Form: Beneficiary Designation Form is the form utilized by this Plan upon which the Participant may name the Beneficiary of the amounts payable to him or her under the Plan.
1.04    Board: Board means the Board of Directors of Burke & Herbert Bank & Trust Company.
1.05    Code: Code means the Internal Revenue Code of 1986, as amended.
1.06    Committee: Committee means the Compensation Committee of the Company's Board.
1.07    Company: Company means Burke & Herbert Bank & Trust Company, its designated subsidiaries, and successors thereto.
1.08    Company Discretionary Contributions: Company Discretionary Contributions shall mean the amount of contributions made by the Company, as determined in the sole discretion of the Committee, in accordance with Section 3.0l(b), which shall be credited to the appropriate Company Discretionary Contributions Account (or sub-account) of a Participant, and which shall be identified on Exhibit A, as the same may be amended from time to time. An individual Participant may or may not be credited with any such Company Discretionary Contributions, and the amounts of any such Company Discretionary Contributions credited to one or more Participants may vary among such Participants.
1.09    Company Discretionary Contributions Accounts: Company Discretionary Contributions Accounts means the notional subaccounts maintained for a Participant to which each type of Company Discretionary Contributions made in accordance with Section 3.0l(b) are credited.

1.10    Compensation Reduction Account: Compensation Reduction Account means the account established to record Compensation Reduction Contributions that are made by Participants under the terms of a Compensation Reduction Agreement and this Plan.
1.11    Compensation Reduction Agreement: Compensation Reduction Agreement means a written signed agreement between a Participant and the Company, made effective as to Compensation earned and paid after the date on which the Participant agrees to a reduction in his Compensation (in the case of a newly-eligible Participant), or as to Compensation paid in the following year, pursuant to which the Participant agrees to a reduction in his Compensation and the Company agrees to credit him with such amounts under this Plan.
1.12    Compensation Reduction Contributions: Compensation Reduction Contributions mean contributions of a Participant's Compensation, made on a pre-tax basis, which the Participant elects to make pursuant to a Compensation Reduction Agreement and which are credited to the Participant's Compensation Reduction Account.
1.13    Compensation: In the case of a Participant who is an Eligible Employee, "Compensation" means such Participant's salary, bonus, performance-based compensation, and other remuneration that the Participant receives from the Company in consideration of the Participant's services to the Company. In the case of a Participant who is a Director, "Compensation" includes fees received by the Company for services rendered as a Director, including retainer fees, meeting fees, and other fees received by the Company for such services.
1.14    Credited Service: Credited Service means the Participant's service with the Company, measured from the date of the Participant's employment with the Company (in the case of an Eligible Employee), or from the date of the Participant's service with the Company as a Director (in the case of a Director), until his separation from service with the Company, within the meaning of Section 409A.
1.15    Director: Director means an individual who is a member of the Board.
1.16    Distribution Election Form: Distribution Election Form means the form upon which the Participant may elect the form of distribution (from among those allowed by Article IV of the Plan) with respect to Company Discretionary Contributions and/or Compensation Reduction Contributions that are credited to the Participant's Accounts under this Plan.
1.17    Effective Date: Effective Date of the Plan, as amended and restated, means January 1, 2021.
1.18    Eligible Employee: Eligible Employee means an employee of the Company who is a Vice President of the Company (or above), and who has been designated as an Eligible Employee under this Plan by the Company's Chief Executive Officer, in accordance with Article IL
1.19    ERISA: ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.20    Participant: Participant means an Eligible Employee or a Director who, in either case, has been selected by the Chief Executive Officer of the Company to participate in this Plan (and who has not been removed therefrom), pursuant to Article II, and who has elected to make Compensation Reduction Contributions, or who has been credited Company Discretionary Contributions, under the terms and conditions of the Plan.
1.21    Plan: Plan means the Burke & Herbert Bank & Trust Company Nonqualified Deferred Compensation Plan for Employees & Directors, as amended & restated effective as of January 1, 2021.
1.22    Plan Year: Plan Year means, for the initial Plan Year, the Effective Date through December 31, 2021. For each year thereafter, the Plan Year means the fiscal year of the Company, which is the calendar year.
1.23    Retirement Date: Retirement Date for an Eligible Employees means the later of age 65 or the date the Participant actually terminates employment with the Company in a termination that is considered a "separation from service" within the meaning of Section 409A. Retirement Date for a Director means the date the individual is no longer receiving any fees or performing any services as a member of the Board.
1.24    Section 409A: Section 409A means Section 409A of the Code, together with any regulations or other guidance issued thereunder, including any transitional or grandfather rules.
1.25    Year of Credited Service: A "Year of Credited Service" shall mean a complete twelve (12)-month period of Credited Service.

ARTICLE II
PARTICIPATION
2.01    Eligibility to Participate. Participation in this Plan shall be limited to Eligible Employees and Directors who, in either case, are designated by the Chief Executive Officer of the Company to participate in this Plan. The Chief Executive Officer of the Company shall have sole, absolute and complete discretion to select Eligible Employees and Directors as Participants. The Company, acting through its designee, will inform each Eligible Employee or Director of his or her designation as a Participant.
2.02    Removal From Participation. The Chief Executive Officer of the Company shall have the sole, absolute and complete discretion to remove a Participant from the Plan. Upon removal, the Participant shall not be eligible for additional Company Discretionary Contributions, and shall not be eligible to make additional Compensation Reduction Contributions to the Plan, but shall continue to be credited with any additional Years of Credited Service, if any, during his continued employment with the Company or service as a Director of the Company, for purposes of the vesting provisions set forth in Section 3 .02. Furthermore, any amounts credited to such Participant's Accounts prior to removal from participation in this Plan shall continue to be held pursuant to the terms of the Plan and credited with earnings pursuant to Section 3.03, and shall be distributed as provided in Article IV.

ARTICLE III
CONTRIBUTIONS
3.01    Contributions
(a)    Compensation Reduction Contributions. The Compensation Reduction Account of a Participant shall be credited with the amount of any Compensation Reduction Contributions to the extent specified by such Participant in a timely-executed Compensation Reduction Agreement, subject to the following:
(i)    Each Participant's Compensation Reduction Agreement for a particular Plan Year shall designate the amount of Compensation Reduction Contributions to be taken from his Compensation for such Plan Year. Any such Compensation Reduction Agreement for a particular Plan Year may provide that a Participant may designate a different amount or percentage of Compensation Reduction Contributions to be made from different components of his Compensation for such Plan Year, such as base salary, bonus or incentive payments.
(ii)    A Compensation Reduction Agreement with respect to any Plan Year must be executed in accordance with such rules and administrative procedures established by the Committee or its designee, but in no event later than the last day of the preceding Plan Year (except for new Participants, as provided in Section 3.0l(a)(iv)). For example, but without limitation, any election by an Eligible Employee to defer any bonus or incentive payment must be made prior to the date fixed for the payment of such bonus or incentive payment, and prior to the final determination of the amount of such bonus or incentive payment. Such election must also be made before the beginning of the Plan Year in which the services shall be performed to which the bonus or incentive payment relates. In no event shall any election be given effect unless it complies with the terms of this Plan and Section 409A.
(iii)    A Compensation Reduction Agreement becomes irrevocable as of the latest date on which it could be made for a Plan Year and may not be amended or revoked after such date, except that a Compensation Reduction Agreement shall be deemed to be automatically revoked if the Participant who executed it ceases to be eligible to participate in the Plan. Once executed, a Participant's Compensation Reduction Agreement shall remain in effect for subsequent Plan Years until a new Compensation Reduction Agreement is submitted to the Committee prior to the beginning of a subsequent Plan Year.
(iv)    Notwithstanding anything in the Plan to the contrary, an Eligible Employee or Director who first becomes a Participant after the first day ofa Plan Year may execute a Compensation Reduction Agreement within 30 days of becoming a Participant, and such Compensation

Reduction Agreement shall become effective immediately with respect to Compensation earned by the Participant after the Compensation Reduction Agreement is implemented by the Company.
(b)    Company Discretionary Contributions. The Company may, but shall not be required to, credit the account of a Participant with Company Discretionary Contributions in an amount determined in the sole discretion of the Committee. An individual Participant may or may not be credited with any such Company Discretionary Contributions, and the amounts of any such Company Discretionary Contributions credited to Participants may vary among such Participants. Any such Company Discretionary Contributions, and the vesting rights associated with such Contributions, are described on Exhibit A, as the same maybe amended from time to time.
3.02    Vesting
(a)    Compensation Reduction Account. A Participant's interest in his or her Compensation Reduction Account is fully (100%) vested at all times.
(b)    Company Discretionary Contributions Accounts. Each Participant shall be vested in the amounts credited to his Company Discretionary Contributions Account (or any sub-account established thereunder), as set forth on Exhibit A, as the same may be amended from time to time.
(c)    Subject to the provisions of subparagraph (d) of this Section 3.02, if a Participant experiences a separation from service from the Company prior to becoming fully vested in all of the amounts credited to his Company Discretionary Contributions Accounts, the unvested portion of such Accounts shall be automatically and fully forfeited. At the discretion of the Committee, any forfeitures from a Participant's Accounts may continue to be held in any trust established under the Plan pursuant to Section 7.02, may be used to reduce any future Company Discretionary Contributions under the terms of the Plan, or may be credited and returned to the Company as soon as administratively feasible.
(d)    Notwithstanding any of the vesting schedules set forth on Exhibit A, all of the amounts credited to all of a Participant's Accounts shall become one hundred percent (100%) vested in the event of the Participant's death or upon the Participant's Retirement Date. Furthermore, to the extent permitted under Section 409A, the Committee may, in its sole discretion, establish a different vesting schedule, or accelerate the vesting of amounts credited to a particular Participant's Company Discretionary Contributions Accounts.
3.03    Investment of Accounts.
(a)    Each Participant shall be entitled to direct the deemed investment of the amounts credited to his Accounts in any of the investment choices, or combination of investment choices, that are determined from time to time by the Trust Department of the Company, in accordance with the procedures established by the Company.
(b)    Each Participant's Accounts shall be credited with earnings and losses in accordance with such Participant's written investment directions among the investment choices that are offered by the Company; provided, however, that if a Participant does not direct the deemed investment of the amounts credited to his Accounts in such investment choices, or if the Company does not offer any investment choices, then the Participant's Accounts will be credited with earnings and losses in accordance with the investments selected and managed by the Trust Department of the Company, in its sole discretion. The Company shall adjust the amounts credited to each Participant's Accounts to reflect Compensation Reduction Contributions, Company Discretionary Contributions, investment experience, distributions, and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

ARTICLE IV
DISTRIBUTIONS
4.01    Timing of Payment. Except as provided in Section 4.03, a Participant shall receive a lump-sum distribution of all amounts in his Accounts, or shall begin to receive installment payments, no later than ninety (90) days following the later of his Retirement Date or "separation from service", within the meaning of Section 409A. Notwithstanding the foregoing, if a Participant is a "specified employee" (within the meaning of Section 409A) on the date of his separation from service and the payment of benefits to the Participant are classified as "deferred compensation" within the meaning of Section 409A, then benefits under this Plan will commence on the first day of the month following the six-month anniversary of the date of the Participant's separation from service. The first payment shall include the payments, if any, required to be delayed under the preceding sentence.
4.02    Form of Payment. A Participant entitled to receive a distribution from his Accounts shall receive the distribution by such method of payment as elected and specified in the Participant's applicable Distribution Election Form, and/or as mandated by the provisions of this Article IV, based upon the following distribution options:
(a)    Except when a valid election has been made under Section 4.02(b), or as otherwise provided in this Article IV, any payment from a Participant's Accounts shall be made in the form of a lump-sum payment of cash.
(b)    At the election of a Participant through an appropriate Distribution Election Form, the amounts in a Participant's Accounts will be paid in the manner indicated on such Participant's Distribution Election Form, either in the form of:
(i)    a lump-sum payment of cash; or
(ii)    a series of three annual installment payments in cash, with interest that is based on an interest rate established by the Committee on the date on which the first such installment is paid.
(c)    In any situation in which the Company is unable to determine the method of payment for amounts in a Participant's Accounts because of incomplete, unclear, or uncertain instructions on the Participant's Distribution Election Form, the Participant will be deemed to have elected to be paid such amounts in a lump-sum payment of cash.
(d)    A Participant who has made a distribution election may make one or more subsequent elections to change the form of payment to the other form of payment permitted by the Plan; provided, however, that such subsequent election shall be made in writing in such form as is acceptable to the Company and shall meet the following requirements: (i) the subsequent election may not take effect until at least 12 months after the date on which the subsequent election is made; (ii) the first payment with respect to which the subsequent election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; provided, however, that such a delay shall not be required in the event of the Participant's death or disability; and (iii) the subsequent deferral election must be made at least 12 months before the originally scheduled payment date.
4.03    Death.
(a)    In the event of a Participant's death while employed by the Company or serving on the Board, as applicable, the balance of such Participant's Accounts as of the date of the Participant's death shall be paid to the Participant's Beneficiary in a single lump-sum payment no later than ninety (90) days following the Participant's death.
(b)    If a Participant dies after benefits have commenced to be paid in the form of installment payments, then in accordance with the Participant's Distribution Election Form and this Article IV, the Participant's Beneficiary shall receive the balance of such Participant's Accounts, payable over the remaining installment periods due to the Participant.
4.04.    No Acceleration. No acceleration of or change in form of any payment or benefit is permitted under the Plan unless it is in accordance with the terms of this Plan and Section 409A.

ARTICLEV
ADMINISTRATION
5.01    Administrator. This Plan is administered by the Committee. The Committee has complete authority to take any steps the Committee, in its sole discretion, deems necessary or appropriate to carry out the purposes of this Plan. The Committee has sole, absolute and discretionary authority to interpret the provisions of this Plan. Without limiting the generality of the foregoing, the Committee may prescribe interpretive rules, procedures and forms for the administration of this Plan. All actions, decisions, and interpretations with respect to the Plan that are made by the Committee shall be final and binding on the Company, the Participants, and their respective successors and assigns. In addition, the Committee, in its sole discretion, may delegate ministerial duties with respect to the administration of this Plan to employees of the Company or to third parties.
5.02    Indemnification. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee, excepting only expenses and liabilities arising out of a member's own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.
5.03    Claims Procedure. All claims for benefits shall be in writing in a form satisfactory to the Committee. The Committee shall review the Participant's claim in accordance with applicable procedures described in ERISA, which are deemed to be incorporated into this Plan, to the extent applicable. If the Committee wholly or partially denies a Participant's or Beneficiary's claim for benefits, it shall provide adequate written notice within a reasonable period of time with respect to a claim denial. The Committee shall also provide for a reasonable opportunity for a full and fair review by the Committee of any claim denial.

ARTICLE VI
AMENDMENT AND TERMINATION
6.01    Amendment. Except as provided below, the Company shall have full authority to amend this Plan prospectively or retroactively in any respect without the consent of any Participant or Beneficiary. However, this Plan may not be amended to affect adversely benefits due to Participants who are fully or partially vested in accordance with Section 3.02. For purposes of this Plan, benefits earned and vested to the date of any such amendment shall be calculated as if this Plan were terminated on the date of such amendment.
6.02    Termination. The Board, in its sole, absolute and complete discretion, may discontinue and terminate this Plan at any time without the consent of any Participant or Beneficiary, who shall have no further right to benefits under this Plan; provided, however, that such action shall not adversely affect benefits due to Participants who are fully or partially vested in accordance with Section 3.02 as the date of such termination. Any such termination shall be carried out in accordance with Code Section 409A and the final regulations or other applicable guidance thereunder.

ARTICLE VII
MISCELLANEOUS
7.01    Effect on Employment Rights. Nothing contained in this Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time regardless of the effect which such discharge shall have upon him as a Participant in this Plan.
7.02    Unfunded Plan. Benefits under this Plan are unfunded. The rights of a Participant or Beneficiary shall be solely those of any unsecured general creditor of the Company. Should the Company choose to invest in insurance contracts or other specific assets with a view towards providing an informal source of funds to pay benefits hereunder, any such asset shall be held in the Company's name and shall be subject to the claims of its general creditors, and no Participant shall have any special claim or lien on any such asset. No trust or security interest is intended to be created by this document, but the Company may, in its sole discretion, establish one or more rabbi trusts to which the Company may transfer such assets as the Company determines in its sole discretion to assist in meeting its obligations under this Plan. The Company's obligations under this Plan may be satisfied with trust assets distributed pursuant to the terms of the rabbi trust, and any such distribution shall reduce the Company's obligations under this Plan.
7.03    Retired Participant Not an Employee or Director. A retired Participant shall not be considered an employee or Director of the Company for any purpose under the law.
7.04    Non-Alienation. Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.
7.05    Construction of the Plan. For the purposes of this Plan, the singular shall include the plural and vice versa; and the use of any gender shall include all genders. This Plan is intended to comply and shall be construed in such a manner as to comply with the Code (including Section 409A), and it is intended to be exempt from ERISA (other than the applicable reporting, disclosure and claims requirements as to which no exemption is available). All statutory references in this Plan shall incorporate by reference all regulations, rulings, procedures, releases and other position statements issued by the relevant governmental agency with respect to such statutory provision. If any provision this Plan is subject to more than one interpretation or construction, such ambiguity shall e resolved in favor of that interpretation or construction which is consistent with the Plan being so exempted. In case any provision of the Plan shall be held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.
7.06    Binding Nature. This Plan shall be binding upon and inure to the benefit of the Company, its successors and each Participant and his or her heirs, executors, administrators and legal representatives.
7.07    Governing Law. To the extent not preempted by federal law, this Plan shall be governed by the laws of the Commonwealth of Virginia, including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia, as in effect at the time of their adoption and executing, respectively.
7.08    Expenses. The expenses of administering this Plan shall be paid by the Company.
7.09    Withholding: of Taxes. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to the Participant (including Compensation or benefit distributions under the Plan) any federal, state or local taxes of any kind required by law to be withheld, as amounts credited to a Participant's Accounts vest or are paid under the terms of this Plan.

ARTICLE VIII
ADOPTION
The Company has adopted this Plan pursuant action taken by the Board.
As evidence of its adoption of the Plan, Burke & Herbert Bank & Trust Company has caused this document to be signed by its duly authorized officer this 28th day of January 2021

BURKE & HERBERT BANK & TRUST COMPANY

/s/ David P. Boyle

EXHIBIT A:
COMP ANY DISCRETIONARY CONTRIBUTIONS ACCOUNTS

Type of Company Discretionary Contributions	Name of Subaccount	Vesting Schedule		Effective Date
Discretionary amounts, as determined by the Compensation Committee	Company Discretionary Contributions Subaccount “A”	0-1 Years of Credited Service:	0%	1/1/2021
		After 1 Year of Credited Service:	20%
		After 2 Years of Credited Service:	40%
		After 3 Years of Credited Service:	60%
		After 4 Years of Credited Service:	80%
		After 5 Years of Credited Service:	100%

CERTIFICATE OF SECRETARY
The undersigned, being the duly-elected Secretary of the Burke & Herbert Bank & Trust Company (the "Bank"), do hereby certify that the following is a true and correct copy of resolutions duly adopted and ratified by the unanimous consent of the Board of Directors of the Bank, in a meeting on January 28, 2021, and that such resolutions have not been modified, rescinded or revoked, and are still at present in full force and effect.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Bank.

/s/ Jeffrey L. Stryker	February 26	,2021
Secretary	Date

/s/Emily S. Debeniotis	February 26	,2021
Witness	Date